April 11, 2001

NEWS RELEASE

Contact: Gary L. Hess, President (707) 824-2548

Headline: SonomaWest Holdings Announces Results of Tender Offer

SEBASTOPOL,  CA  ....................  SonomaWest Holdings,  Inc. (NASDAQ: SWHI)
(formerly Vacu-dry Company) today announced the results of the successful completion of its cash tender offer to purchase up to 500,000 shares of its common stock at a price of $8.00 per share. The cash tender offer, which was oversubscribed, expired at 5:00 p.m. Pacific Standard time, on Wednesday, April 4, 2001.

SonomaWest Holdings, Inc. (the "Company") announced, that approximately 776,611 shares of the Company's common stock (approximately 51% of the outstanding shares of common stock) were properly tendered and not properly withdrawn, including approximately 4,100 shares subject to guarantees of delivery. The Company will accept the properly tendered shares on a pro rata basis. The proration factor for the tender offer is approximately 64.07% after accounting for the approximately 6,768 odd lot shares subject to repurchase in full in accordance with the terms of the offer. The total purchase price for the 500,000 shares being purchased pursuant to the offer is $4,000,000. Payment for shares accepted for payment, and return of all other shares tendered, will occur on April 11, 2001.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The tender offer is being made solely by the Offer to Purchase dated January 8, 2001, as amended.

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